For Immediate Release
Republic Airways Holdings
Media Contact: Amy Bley
Phone: 414-294-6564

Republic Airways Promotes Two Key Executives

Dooley Named Chief Financial Officer;

Arnell Named Senior Vice President, Corporate Development

INDIANAPOLIS (April 12, 2011) --(BUSINESS WIRE)--Republic Airways Holdings, Inc. (NASDAQ: RJET) today announced the promotions of two key members of its executive management team. Tim Dooley has been named senior vice president, finance and chief financial officer and Lars-Erik Arnell has been named senior vice president, corporate development. Both appointments are effective immediately.

Dooley, 37, is being promoted from vice president, financial planning & analysis and replaces Hal Cooper, who retired March 31. He will take on responsibility for the financial accounting & treasury, financial planning & analysis, human resources, investor relations, and risk management & insurance functions.

He has more than a dozen years of professional experience with Republic in roles with progressively greater responsibility. He joined Chautauqua Airlines, a Republic Airways’ subsidiary, in 1998 as manager of financial planning & analysis, and was promoted to director of the holding company in 2001 and vice president in 2006. He was an auditor with Ernst & Young prior to joining Republic. Dooley holds a Bachelor of Science degree in accounting and marketing from Indiana University’s Kelley School of Business in Bloomington.

“Tim has been a key part of our management team for many years and has worked closely with both Hal and myself since being appointed to the executive team,” said Bryan Bedford, chairman, president and chief executive officer of Republic Airways. “He has built strong relationships with our employees, business partners, and the analyst and investment community, and has consistently demonstrated the skills and qualities that made him the best choice to become our next chief financial officer.”

Republic engaged the executive search firm Spencer Stuart to lead the effort to interview both internal and external candidates for the position.

Arnell, 50, most recently served as vice president, corporate development. In his new role, he will continue to be responsible for corporate development and fleet administration – including planning, acquisition, financing, remarketing and sales – and will take on responsibility for the airlines’ supply chain, contract administration, and properties & facilities functions.

Prior to joining Republic Airways in 2002, Arnell held executive financial positions in the regional airline, air medical transportation, truckload and global manufacturing sectors of the transportation industry. He served as chief financial officer for Burlington Motor Carriers and Business Express Airlines and held various financial management positions with ABB and SAAB in Sweden, England and the United States. He holds a bachelor’s degree in finance from Linkoping University, Sweden.

Both Dooley and Arnell will report directly to Bedford.

“We’re extremely fortunate to have talented executives such as Tim and Lars on our team,” Bedford concluded. “They both have been strong contributors to our success in the past, and I have every confidence they will continue to do so as we take on new challenges in a very competitive industry.”

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,500 flights daily to 129 cities in 41 states, Canada, Costa Rica, and Mexico under branded operations at Frontier, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express and US Airways Express. The airlines currently employ approximately 11,000 aviation professionals and operate 275 jet aircraft.